Exhibit 5.1
November 2, 2007
Intevac, Inc.
3560 Bassett Street
Santa Clara, California 95054

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8
Ladies and Gentlemen:
     We are acting as counsel for Intevac, Inc., a Delaware corporation (the “Company”), in connection with the preparation of Post Effective Amendment No. 1 (the “Amendment”) to Registration Statements on Form S-8 (Registration No. 333-143418, 333-35801, 333-65421, 333-95629, 333-50166, 333-106960, 333-109260, 333-125523 and 333-134422) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the adoption of the Intevac, Inc. 2004 Equity Incentive Plan, 2003 Employee Stock Purchase Plan, 1995 Stock Option/Stock Issuance Plan and Employee Stock Purchase Plan by the Company (collectively, the “Plans”), pursuant to Rule 414 of the Act, as a successor issuer of Intevac, Inc., a California corporation.
     As counsel for the Company, we have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the shares issued under the Plans have been duly authorized and, when issued and sold in accordance with the Plans, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.
     We consent to the use of this opinion as an exhibit to the Amendment. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ WILSON SONSINI GOODRICH & ROSATI Professional Corporation